Exhibit 12.1


                        PINNACLE WEST CAPITAL CORPORATION
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                           Three
                                           Month
                                           Ended
                                          March 31,            Twelve Months Ended December 31,
                                          --------  ----------------------------------------------------
                                            2003       2002       2001       2000       1999       1998
                                          --------   --------   --------   --------   --------   --------
Earnings:
  Income from Continuing
    Operations ........................   $ 20,153   $206,198   $327,367   $302,332   $269,772   $242,892
  Income Taxes ........................     12,754    132,228    213,535    194,200    141,592    138,589
  Fixed Charges .......................     55,788    219,651    211,958    202,804    194,070    201,184
                                          --------   --------   --------   --------   --------   --------
    Total .............................     88,695    558,077    752,860    699,336    605,434    582,665
                                          ========   ========   ========   ========   ========   ========
Fixed Charges:
  Interest Expense ....................     47,851    187,512    175,822    166,447    157,142    163,975
  Estimated Interest Portion of
    Annual Rents ......................      7,937     32,139     36,136     36,357     36,928     37,209
                                          --------   --------   --------   --------   --------   --------
    Total Fixed Charges ...............     55,788    219,651    211,958    202,804    194,070    201,184
                                          ========   ========   ========   ========   ========   ========
Ratio of Earnings to Fixed Charges
  (rounded down) ......................       1.58       2.54       3.55       3.44       3.11       2.89
                                          ========   ========   ========   ========   ========   ========